Exhibit 21

Subsidiaries of Hancock Holding Company

Name	Jurisdiction

Hancock Bank	Mississippi
Hancock Bank of Louisiana	Louisiana
Hancock Bank of Florida	Florida
Hancock Bank of Alabama	Alabama
Magna Insurance Company	Mississippi
The Gulfport Building, Inc.	Mississippi
Harrison Finance Company	Mississippi
Harrison Finance Company of Louisiana, Inc.	Louisiana
Town Properties, Inc.	Mississippi
Hancock Insurance Agency	Mississippi
Hancock Insurance Agency of Alabama, Inc.	Alabama
J Everett Eaves, Inc.	Louisiana
Hancock Bank Securities Corporation II	Mississippi
Gulf South Technology Center, LLC	Mississippi
Hancock Investment Services, Inc.	Mississippi
Hancock Investment Services of MS, Inc.	Mississippi
Hancock Investment Services of LA, Inc.	Louisiana
Hancock Investment Services of FL, Inc.	Florida
HBSC LLC	Mississippi
HMC LLC	Mississippi
HBLA Properties, LLC	Louisiana
Hancock Investment Services of AL, Inc.	Alabama
Hancock Community Investment Corporation	Mississippi